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                               MOVADO GROUP, INC.




                       ANNUAL INCENTIVE COMPENSATION PLAN




FISCAL YEAR 1997
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PLAN OBJECTIVES:


-  Motivate key managers to achieve Company objectives

- Financially reward managers in fair proportion to their contribution towards Company objectives.

-  Ensure that financial awards are competitive with industry practices.



ELIGIBILITY:


Eligibility is granted to managers who occupy positions that can significantly influence the attainment of Business Unit and/or Corporate objectives.



PLAN CONCEPT:


1. Performance Period: The performance period of the short-term incentive plan will begin on the first day of the fiscal year (February 1) and will end on the last day of the fiscal year (January 31).


2. Award Values: Participants in this plan shall have a target bonus as a percentage of salary or a percentage of sales and their bonus level will be based upon their management level and ability to influence company performance. The actual awards paid will be based on business unit and/or Corporate performance first and individual performance second.


3. Business Units: For purposes of this plan, there are the following business units: Corporate, U.S. Wholesale, Swiss Am (Retail Division), Switzerland (includes NA Trading, Grand Jean, Swiss Corporate, Concord SA and Movado SA manufacturing), International Sales and Marketing (includes Movado SA, and Concord SA sales and Montres Bienne), the Far East (Hong Kong and Singapore), Germany and Canada.
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4. Bonus Pool Funding: The actual awards are based first upon the business unit and/or Corporate performance and then on individual performance after the pool has been funded.


5. Business Unit Performance: Awards for Company performance will be based on Pre-Tax Profit goals and Operating Cash Flow (in local currency).


6. Individual Performance: Participants will establish annual objectives at the start of each fiscal year which will be reviewed by two levels of management. These objectives should cover key results expected, both those designed to support annual Company and department performance and those expected to benefit longer term performance. Performance on these objectives will be judged and rated as part of overall performance in the annual review.


7. A number of managers may have goals attached to both business unit and Corporate performance. Their bonus pool will therefore have both a corporate and business unit component.
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                                 BONUS PAYMENTS

After the pool is funded, the actual bonus amount paid will be dependent upon overall performance against objectives which will be reviewed in conjunction with the performance evaluation program as follows:

If a participant's overall evaluation is at the "1" level (denoting a marginal or dissatisfactory level of performance), then no bonus will be paid. If performance is at the "2" or satisfactory level but where some improvement is indicated, then the bonus will be paid at 50%. At the "3" or fully competent level, 100% of the bonus will be paid. Finally, if an individual meets and often exceeds performance targets which is the "4" level of performance, 120% of the bonus target may be paid. When judging an individual's overall evaluation level, performance against agreed upon objectives will be an important factor in determining the final score.

Once the Business Unit achieves at least a threshold level of performance, the bonus pool will be funded at the minimum level. Actual individual awards will be determined by individual performance against agreed upon objectives.

For senior managers who have the ability to influence overall corporate goals, a portion of their pool will be based on Corporate performance and in order to receive the Corporate portion of their bonus pool, the Corporation must meet at least the threshold level of performance. Therefore, the business unit and/or Corporation must meet the threshold level of performance for the pool to be funded. If the threshold level is not achieved, the pool will not be funded and bonus payments will be strictly discretionary.
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                               BONUS POOL FUNDING

The bonus pool will be funded according to Pre-tax Profit goals and Pre-tax Operating Cash flow as follows:


                               BONUS POOL FUNDING

 % GOAL                EARNINGS              CASH FLOW
 ACHIEVED              FUNDING               FUNDING
 120%                    150%                  150%

 110%                    115%                  115%

 100%                    100%                  100%

 90%                     75%                   75%

 80%                     50%                   50%

According to the above table, if the pre-tax profits (Goal A) and pre-tax operating cash flow (Goal B) were 120% of the budgeted number, the pool would be funded at 150% or at the maximum bonus level. If the targets of pre-tax profit (Goal A) and operating cash flow (Goal B) were reached, the pool would be funded at 100%, and if the pre-tax profits and operating cash flow were at 80% of the goal, then the pool would be funded at 50%. If results are below 80% of the pre-tax profit goal but the goal of operating cash flow is above 80%, then the pool would be funded at 40%. If the pre-tax profit goal is 80% or above but the operating cash flow goal is below 80%, then the pool will be funded at 40%. If pre-tax profits and operating cash flow are below 80% of the goal, then the pool will not be funded and any bonuses granted would be strictly discretionary.

All individuals will have a portion of their Business Unit goals tied to the Worldwide Corporate goals.
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                            ADMINISTRATIVE GUIDELINES

- Employees hired or transferred into a bonus eligible position prior to August 1st are eligible to participate in this plan and to receive a prorated bonus award based upon their performance against those objectives mutually agreed to at the start of employment.

- Employees hired or transferred into a bonus eligible position in the second six months of the fiscal year do not become eligible for participation in this plan until February 1 of the following fiscal year. However, they are eligible to receive a discretionary bonus for performance during the second half of the year.

- Participants whose employment is terminated by the Company or who resign voluntarily prior to the date bonuses are paid, will not be eligible to receive a bonus payment.

- Participants who are terminated because of a reorganization, who retire from active employment, who become disabled or who die, will be eligible to receive a discretionary payment for their period of active employment.

- The calculation of all awards shall be based upon average salary for the entire performance period with all adjustments for promotion, merit, etc., included proportionately.

- The calculation of Worldwide Corporate and Business Unit performance will be verified by the Chief Financial Officer. Individual awards will be recommended by each participant's supervisor and approved by the top department manager. Final approval of bonus awards will be made by the President. Awards for Corporate Officers will also be approved by the Compensation Committee of the Board of Directors of North American Watch Corporation.
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                                  MISCELLANEOUS


1. The Company reserves the unilateral right with or without notice, at any time and from time to time, in its sole and absolute discretion to (i) amend or modify in whole or in part any of the provisions of the plan in any respect whatsoever, (ii) to likewise suspend or cancel the Plan and (iii) to make exceptions to any or all of the provisions of the Plan on a case by case basis.

2. THIS PLAN DOES NOT CONSTITUTE A CONTRACT OF EMPLOYMENT AND THE COMPANY SPECIFICALLY RESERVES THE RIGHT TO TERMINATE A PARTICIPANT'S EMPLOYMENT AT ANY TIME WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE OR ASSIGNING A REASON.

3. At all times, payment under this plan is subject to the Company's discretion. Payment will be made to individual participants not only based upon Corporate and Individual achievement against goals but also will be based upon overall individual performance.

4. Notwithstanding anything to the contrary contained herein, the amount of the bonus payment, if any, will at all times be ultimately determined by the Company in its sole and absolute discretion and the Company expressly reserves the right to pay any amount (including zero) which is less than or more than the amount otherwise determined by reference to Corporate Performance and Individual Performance.

5. The Company reserves the right to adjust Worldwide Corporate or Business Unit performance for extraordinary events.